Exhibit 5.1

August 15, 2006

WCI Communities, Inc.

24301 Walden Center Drive, Suite 300

Bonita Springs, Florida 34134

Ladies and Gentlemen:

You have requested my advice with respect to the legality of the shares of common stock, par value $0.01 per share (the “Common Stock”) of WCI Communities, Inc., a Delaware corporation (the “Company”) to be registered with the Securities and Exchange Commission (the “Commission”) on a Form S-8 Registration Statement (the “Registration Statement”) and issuable pursuant to the Company’s Amended and Restated 1998 Non-Employee Director Stock Incentive Plan, as amended from time to time (the “Amended and Restated 1998 Plan”).

I have examined the Registration Statement, the Amended and Restated 1998 Plan and a form of the share certificate, which has been incorporated by reference as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, I have relied upon certificates of public officials and of officers and representatives of the Company. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Common Stock to be issued by the Company pursuant to the Amended and Restated 1998 Plan has been duly authorized and, upon its issuance and delivery in accordance with the Amended and Restated 1998 Plan, will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of Florida and I do not express any opinion herein concerning any law other than the law of the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reposted judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ James D. Cullen
James D. Cullen Deputy General Counsel